UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 27, 2006

ANGELICA CORPORATION
(Exact name of Company as specified in its charter)

Missouri	1-5674	43-0905260
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

424 South Woods Mill Road
Chesterfield, Missouri	63017-3406
(Address of principal executive offices)	(Zip Code)

(314) 854-3800
(Company’s telephone number, including area code)

Not applicable
(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

The Compensation and Organization Committee of the Board of Directors of the Company on January 17, 2006 approved awards of performance-based restricted stock under the Company’s Long Term Incentive Program to be granted effective January 30, 2006, based on the closing price of the Company’s stock on January 27, 2006. The awards of performance-based restricted stock will be earned if the three-year performance goals associated with the awards are achieved. The awards are subject to forfeiture in certain circumstances. Restricted stock was awarded to Stephen M. O’Hara, Chairman and Chief Executive Officer, 19,366 shares; David A. Van Vliet, President and Chief Operating Officer, 15,656 shares; Steven L. Frey, Vice President, General Counsel and Secretary, 6,127 shares; and James W. Shaffer, Vice President and Chief Financial Officer, 5,828 shares.

On January 27, 2006, the Compensation and Organization Committee authorized and approved an increase to the base salary of James W. Shaffer, Vice President and Chief Financial Officer. Mr. Shaffer’s base salary increased from $185,000 to $195,000 per year. The increase became effective January 29, 2006.

Item 9.01 Financial Statements and Exhibits.

(a)    Financial statements of businesses acquired. Not applicable.

(b)    Pro forma financial information. Not applicable.

(c)    Exhibits. None.

*    *    *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 31, 2006

ANGELICA CORPORATION

By: /s/ Steven L. Frey
Name: Steven L. Frey
Title: Vice President & General Counsel